Exhibit 99.1

NEWS RELEASE for October 28, 2008 at 6:00 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2008 THIRD QUARTER, NINE-MONTH RESULTS

NORTHVILLE, MI (October 28, 2008) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced results for the third quarter and first nine months ended September 30, 2008.

Revenues for this year’s third quarter were $16.6 million, up from $15.9 million for last year’s third quarter due primarily to introductions of new vehicle models offering the Company’s Climate Control Seat™ (CCS™) system and a higher average unit price. Revenue for this year’s third quarter was impacted by lower sales volumes on existing vehicle models due to the precipitous downturn in the automotive market, which has been impacted by a global economic decline, higher gas prices and the decreasing availability of consumer credit.

Net income for this year’s third quarter was $648,000, or $0.03 per share, compared with net income in last year’s third quarter of $3.1 million, or $0.14 per basic and $0.13 per diluted share. During last year’s third quarter, Amerigon recorded a deferred research and development (R&D) tax benefit of approximately $1.7 million following a study of its research and development activities and related expenses for the period from 1999 through 2006.

This year’s third quarter results included year-over-year increases in research and development expenses of $603,000 due to increased research activities associated with the Company’s advanced TE program and lower research and development reimbursements combined with costs associated with a number of new vehicle programs.

President and Chief Executive Officer Daniel R. Coker said that even though the continuing deterioration of the worldwide economy makes it difficult to see much improvement in the automotive market in the next several quarters, he remains optimistic about Amerigon’s long term prospects as it continues to expand the adoption of CCS into new vehicle lines and move toward the commercialization of additional TE products for other automotive and non-automotive applications. An example of an important non-automotive application is the line of heated and cooled sleep systems using Amerigon’s TE technology that is being developed in partnership with Sealy Corporation (NYSE:ZZ). He said the Company expects this line of bedding products to be introduced by mid-next year.

“While we had a modest increase in revenue compared to last year’s third quarter, our results for the 2008 third quarter were definitely impacted by the decline in the worldwide automotive market,” Coker said. “In the last 30 days, North American automotive manufactures have drastically reduced their production schedules, followed by similar actions by the Asian automotive manufacturers, which we believe will result in the fourth quarter coming in below our original plan.

The automotive market is certainly down, but it is encouraging that CCS has not lost its popularity with consumers, judging by our still strong ‘take rates,’ and its appeal to vehicle manufacturers.”

Gross margin as a percentage of revenue for the 2008 third quarter was 29.1 percent compared with 32.5 percent in the year-earlier period, primarily attributable to higher raw material costs and a change in the mix of products sold that favored programs with a higher gross margin percentage in last year’s third quarter as compared to this year’s third quarter. Amerigon engineers are currently working to reduce raw material costs, which the Company believes will contribute to lower product costs in future generation designs.

For the first nine months of 2008, revenues were $50.8 million, up from $47.2 million for the year-earlier period. Gross margin as a percentage of revenue for this year’s first nine months was 30.9 percent compared with 32.9 percent in the first nine months of last year. For the first nine months of 2008, net income was $3.3 million, or $0.15 per basic and $0.14 per diluted share, compared with $5.6 million, or $0.26 per basic and $0.25 per diluted share for the prior year period.

Unit shipments of CCS systems for the 2008 third quarter and first nine months increased to 237,000 and 743,000, up from 234,000 and 700,000 units for the year-earlier periods.

The Company’s balance sheet as of September 30, 2008 remained strong with cash, cash equivalents, and short-term investments totaling $26.7 million, total assets of $58.7 million, no bank debt and shareholders’ equity of $47.7 million. As of September 30, 2008, the Company reclassified its long-term investments which included $11.5 million of auction rate preferred stock (ARPS). Amerigon completed the sale of all ARPS as of October 27, 2008 at the par value of those securities which also equaled the Company’s carrying value as of September 30, 2008.

Research and development expenses for this year’s first nine months increased $1.2 million due to increased research activities associated with the Company’s advanced TE program, the addition of CCS engineering resources to support the large number of new vehicle programs and continued development of new automotive and non-automotive TE-based products.

“We are starting to see the fruits of our ramped up investments in R&D for our thermoelectric technology,” Coker said. “We are working with some of the world’s leading manufacturers on new applications in electronics, telecommunications, commercial and residential heating and cooling, and bedding products, all of which will one day be a major part of the future of our Company.”

As advances in materials continue to increase the efficiency of TE, market interest has grown dramatically in the potential uses of this technology for solutions which will allow global automotive manufacturers to develop more fuel efficient vehicles. “We believe our technology will be effective in helping to reduce vehicle fuel consumption and we continue to be encouraged by the progress we are making on this front with our development project with the U.S. Department of Energy. We are now in the fourth phase of that development program, which is aimed at reducing vehicle operating costs by harvesting electrical power from waste heat in a vehicle’s exhaust,” Coker added.

New vehicles equipped with CCS and launched since the 2007 third quarter and first nine months included the Hyundai Genesis, Lexus LX 570, Nissan Teana, Nissan Maxima, Jaguar XJ, Jaguar XF, Lincoln MKS, Infiniti FX, Ford F-Series Pickup, Chevrolet Suburban, Chevrolet Tahoe, Chevrolet Avalanche, GMC Yukon, GMC Yukon XL, GMC Yukon Denali and the GMC Sierra Pickup.

The trend towards a more balanced distribution of revenue between North American and international customers continued during the 2008 third quarter and first nine months. Revenue from European and Asian customers in this year’s third quarter increased to 53 percent of total revenue, up from 40 percent in the 2007 third quarter, and revenue from North American customers in the 2008 third quarter was 47 percent of total revenue compared to 60 percent in last year’s third quarter.

The Company expects that net research and development expenses will increase during the remainder of 2008 and in 2009. This increase is associated with a recent breakthrough in the Company’s TE material program. Much of the Company’s advanced TE technology is expected to be greatly enhanced by certain, currently unavailable, high efficient TE materials. With support from Amerigon subsidiary BSST, a researcher at The Ohio State University recently discovered a new high efficient TE material having certain desirable properties.

Guidance for 2008

Due to current worldwide economic conditions and the uncertainty in the global automotive market, the Company expects product revenues in the 2008 fourth quarter to be between $14 million and $15 million and for the full year revenues are expected to be flat to marginally up over 2007. This compares with the Company’s prior guidance of a 10 to 20 percent year-over-year increase for 2008. Amerigon expects to be profitable and cash flow positive for 2008.

With the decline in the worldwide automotive market becoming more severe in the last 90 days due in large part to the lack of available credit to finance the purchase or lease of new vehicles, Amerigon is unable to obtain dependable 2009 production forecasts from its customers at this time. As a result, guidance for 2009 will be provided at a later date when Amerigon has improved visibility into the market and its customers are better able to project production levels for the upcoming year.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the third quarter and nine months ended September 30, 2008. The dial-in number for the call is 1-800-762-8795. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2008 and its Form 10-K for the year ended December 31, 2007.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Product revenues	$16,631	$15,909	$50,787	$47,240
Cost of sales	11,798	10,736	35,116	31,698

Gross margin	4,833	5,173	15,671	15,542
Operating expenses:
Research and development	2,478	1,990	7,060	5,585
Research and development reimbursements	(504)	(619)	(1,999)	(1,731)

Net research and development expenses	1,974	1,371	5,061	3,854
Selling, general and administrative	2,005	2,119	6,164	6,295

Total operating expenses	3,979	3,490	11,225	10,149

Operating income	854	1,683	4,446	5,393
Interest income	199	251	714	681
Other income	25	39	112	139

Earnings before income tax	1,078	1,973	5,272	6,213
Income tax expense	430	(1,083)	1,999	607

Net income	$648	$3,056	$3,273	$5,606

Basic earnings per share	$0.03	$0.14	$0.15	$0.26

Diluted earnings per share	$0.03	$0.13	$0.14	$0.25

Weighted average number of shares – basic	22,151	21,701	22,099	21,575

Weighted average number of shares – diluted	22,355	22,748	22,793	22,555

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$15,209	$1,170
Short-term investments	11,500	23,925
Accounts receivable, less allowance of $434 and $542, respectively	11,347	11,672
Inventory:
Raw materials	197	329
Finished goods	4,245	1,890

Inventory	4,442	2,219
Deferred income tax assets	4,170	3,784
Prepaid expenses and other assets	366	595

Total current assets	47,034	43,365
Property and equipment, net	4,561	3,965
Patent costs, net of accumulated amortization of $251 and $121, respectively	3,054	2,679
Deferred income tax assets	3,769	5,968
Other non-current assets	257	9

Total assets	$58,675	$55,986

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,689	$8,640
Accrued liabilities	3,643	3,987
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	10,532	12,827
Pension Benefit Obligation	95	—
Deferred manufacturing agreement – long-term portion	300	450

Total liabilities	10,927	13,277
Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 22,152,369 and 21,917,733 issued and outstanding at September 30, 2008 and December 31, 2007, respectively	64,022	63,028
Paid-in capital	22,528	21,766
Accumulated other comprehensive income – foreign currency	(6)	(16)
Accumulated deficit	(38,796)	(42,069)

Total shareholders’ equity	47,748	42,709

Total liabilities and shareholders’ equity	$58,675	$55,986

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating Activities:
Net income	$3,273	$5,606
Adjustments to reconcile net income to cash provided by operating activities:
Deferred tax provision	1,813	483
Stock option compensation	762	571
Depreciation and amortization	980	433
Loss on disposal of property and equipment	10	11
Changes in operating assets and liabilities:
Accounts receivable	325	(3,373)
Inventory	(2,224)	2,965
Prepaid expenses and other assets	(20)	(865)
Accounts payable	(1,951)	2,589
Accrued liabilities	142	994

Net cash provided by operating activities	3,110	9,414
Investing Activities:
Purchases of investments	(3,100)	(29,137)
Sales and maturities of investments	15,525	22,563
Purchase of property and equipment	(1,605)	(2,070)
Patent costs	(505)	(1,813)

Net cash provided by (used in) investing activities	10,315	(10,457)
Financing Activities:
Proceeds from the exercise of Common Stock options	604	401

Net cash provided by financing activities	604	401

Foreign currency effect	10	(3)

Net increase (decrease) in cash and cash equivalents	14,039	(645)
Cash and cash equivalents at beginning of period	1,170	2,440

Cash and cash equivalents at end of period	$15,209	$1,795

Supplemental disclosure of cash flow information:
Cash paid for taxes	$191	$187

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock under the 2006 Equity Incentive Plan	$390	$389

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